UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2007

Commission File Number 0-49659

XRG, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	58-2583457
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

601 Cleveland Street, Suite 501-13, Clearwater, Florida	33755
(Address of principal executive offices)	(Zip Code)

(727) 475-3060
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

Due to the events described herein, all terminal agreements, broker agreements and agent agreements between XRG and the agents, brokers and terminals that do business with XRG are terminated as XRG will no longer be acting as a carrier of good in interstate commerce. Effective as of February 14, 2007, XRG does not anticipate that it will act as a common carrier and generate any future revenues in connection with this transportation business.

Item 2.05	Costs Associated with Exit or Disposal Activities

As described herein, XRG is ceasing active business operations as a non-asset based carrier. XRG continues to incur a substantial negative working capital deficit which is due to a variety of factors, including but not limited to the inability of XRG to generate sufficient revenue to generate positive cash flow under its agency business model. Barron Partners, LP (“Barron”), who has funded XRG in excess of $9,000,000 of working capital and equity investments, is unwilling to provide XRG any additional capital. XRG will not have sufficient capital to satisfy its outstanding obligations to its creditors. XRG has appointed Jay Ostrow as its agent for receiving communications and the coordination of winding down XRG’s business.

Item 2.06	Material Impairments

Based upon the events described in this Form 8-K relating to the winding down of XRG’s business, it is anticipated that XRG will write off any assets on its balance sheet relating to its previous acquisitions, goodwill or other assets associated with its trucking business.

Item 5.02	Departure of Directors or Principal Officers

Due to the winding down of XRG’s business, Eddie R. Brown, Terence F. Leong and Michael T. Cronin have resigned as officers and directors of XRG. Jay Ostrow shall remain the sole officer and director of XRG and shall be responsible for the winding down of XRG’s affairs.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:	February 14, 2007	XRG, INC.

		By:	/s/ Jay Ostrow
		Print Name:	Jay Ostrow
		Title:	Principal Accounting Officer